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PACE® Select Advisors Trust

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PACE® Alternative Strategies Investments

PACE® Select Advisors Trust | Information Statement

787 Seventh Avenue
New York, New York 10019

February 14, 2025

Dear Shareholder,

UBS Asset Management (Americas) LLC ("UBS AM"), the manager of PACE Alternative Strategies Investments (the "Fund"), selects subadvisors for the Fund, a portfolio of PACE Select Advisors Trust (the "Trust"), subject to approval of the Board of Trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors.

First, we are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Lazard Asset Management LLC ("Lazard"), to serve as a new subadvisor to the Fund. Lazard assumed investment advisory responsibility with respect to a separate portion of the Fund's portfolio on November 29, 2024. In addition, at the recommendation of UBS AM, the Board has terminated DLD Asset Management, LP as subadvisor to the Fund, effective as of the close of business on November 29, 2024.

Second, we are pleased to inform you that, at the recommendation of UBS AM, the Board has approved a new subadvisory agreement with Aviva Investors Canada Inc. ("AIC") and terminated Aviva Investors Americas LLC ("AIA") as subadvisor to the Fund, effective as of January 24, 2025. AIA had been a subadvisor to the Fund since May 9,

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2016. AIA is a wholly-owned, direct subsidiary of Aviva Investors North America Holdings, Inc., which is a wholly-owned subsidiary of Aviva Investors Holdings Ltd. ("Aviva Investors"), which in turn is a subsidiary of Aviva plc. AIA used "associated persons" employed by an affiliate of AIA, Aviva Investors Global Services Limited ("Aviva (UK)"), in its provision of investment advisory services to the Fund under a "participating affiliate" arrangement. Aviva Investors' North American operations, including those carried out by AIA, are now being managed by AIC, an affiliate of AIA, as of January 24, 2025. AIC assumed investment advisory responsibility with respect to a separate portion of the Fund's portfolio effective on January 24, 2025. The terms of the new subadvisory agreement with AIC (the "AIC Subadvisory Agreement") are substantially similar to those of the prior subadvisory agreement with AIA (the "Prior AIA Subadvisory Agreement"). AIC continues to use the same associated persons of Aviva (UK) in its provision of investment advisory services to the Fund under a "participating affiliate" arrangement as was used by AIA. The AIC Subadvisory Agreement has not resulted in any material changes to the management of the relevant portion of the Fund's assets, including to the relevant investment strategies or portfolio management team.

Allspring Global Investments, LLC, PCJ Investment Counsel Ltd., Kettle Hill Capital Management, LLC, Magnetar Asset Management LLC, Electron Capital Partners, LLC, and Fulcrum Asset Management LLP also currently serve as subadvisors to the Fund, and are responsible for managing a separate portion of the Fund's assets (each separate portion, an "Allocated Portion"). UBS AM currently directly manages an Allocated Portion of the Fund and is responsible for managing such Allocated Portion. Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectuses. The relative value of each subadvisor's share of the Fund's assets may change over time.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission ("SEC"), the appointments of Lazard and AIC, the approval of the investment subadvisory agreement between UBS AM and Lazard (the "Lazard Subadvisory Agreement") and the approval of the AIC Subadvisory Agreement on the Fund's behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program, certain other advisory programs and through certain brokerage platforms. Other share classes are offered to investors not participating in the PACE Program or the applicable other advisory programs and brokerage platforms.

Information regarding UBS AM

UBS AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement and to allocate assets among the Fund's subadvisors. UBS AM continuously supervises and monitors the performance of each subadvisor on a quantitative and qualitative basis and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, UBS AM reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifica-

tions of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of other subadvisors of the applicable fund and the structure of the fund's overall portfolio.

UBS Asset Management (US) Inc. ("UBS AM (US)"), an affiliate of UBS AM, serves as the principal underwriter of each portfolio's shares under an underwriting contract that requires UBS AM (US) to use its best efforts, consistent with its other businesses, to sell each portfolio's shares. Pursuant to an agreement with UBS AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of September 30, 2024, UBS AM had approximately $532 billion in assets under management. UBS AM is an indirect asset management subsidiary of UBS Group AG and a member of the UBS Asset Management Division, which had approximately $1.8 trillion in assets under management worldwide as of September 30, 2024. UBS Group AG is an internationally diversified organization headquartered in Zurich, Switzerland with operations in many areas of the financial services industry. The principal business offices of UBS AM and UBS AM (US) are located at One North Wacker Drive, Chicago, Illinois 60606, and at 787 Seventh Avenue, New York, New York 10019. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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Table of Contents
Information regarding the PACESM Select Advisors Program	iv
Information regarding UBS AM	iv
PACE Alternative Strategies Investments	1
Background—Lazard	1
Background—AIC	1
Investment Strategies of Lazard	2
Investment Strategies of AIC	3
New Lazard Subadvisory Agreement	6
New AIC Subadvisory Agreement	7
Trustees' considerations—Lazard	9
Trustees' considerations—AIC	12
SEC Manager of Managers Exemptive Order	15
SEC Non-In-Person Meeting Exemptive Order	15
Additional information about UBS AM, UBS AM (US) and UBS Group AG	16
Additional information about Lazard	16
Additional information about AIC	19
Reports to shareholders	Back cover

PACE Alternative Strategies Investments

Background—Lazard

At the recommendation of UBS AM, the Board appointed Lazard as a new subadvisor for the Fund and approved the Lazard Subadvisory Agreement at a meeting held on May 22, 2024. Lazard assumed investment advisory responsibilities and the Lazard Subadvisory Agreement became effective on November 29, 2024. The Trustees determined to approve the Lazard Subadvisory Agreement after a thorough analysis of the proposed services to be provided by Lazard. The material factors considered by the Trustees in approving the Lazard Subadvisory Agreement are set forth below under "PACE Alternative Strategies Investments—Trustees' considerations—Lazard."

Background—AIC

AIA had been a subadvisor to the Fund since May 9, 2016. Aviva Investors' North American operations, including those carried out by AIA, are now being managed by AIC, an affiliate of AIA, as of January 24, 2025. In anticipation of these changes and at the recommendation of UBS AM, the Board appointed AIC as a new subadvisor for the Fund, approved the AIC Subadvisory Agreement, and terminated AIA as a subadvisor for the Fund, at a meeting held on December 13, 2024. AIC assumed investment advisory responsibilities and the AIC Subadvisory Agreement became effective on January 24, 2025. AIC manages the Allocated Portion of the Fund's portfolio that was previously managed by AIA, as allocated by UBS AM and subject to the Board's oversight. The terms of the AIC Subadvisory Agreement are substantially similar to those of the Prior AIA Subadvisory Agreement, except that the contractual subadvisory fee would be lower under the AIC Subadvisory Agreement; however, due to separate fee waiver arrangements that had been in place for some time, the actual effective fee rates under both agreements would be the same. The AIC Subadvisory Agreement has not resulted in any material changes to the investment team's management of the relevant Allocated Portion of the Fund's portfolio or to the relevant investment strategies or portfolio management team. The Trustees determined to approve the AIC Subadvisory Agreement after a thorough analysis of the proposed services to be provided by AIC. The material factors considered by the Trustees in approving the AIC Subadvisory Agreement are set forth below under "PACE Alternative Strategies Investments—Trustees' considerations—AIC."

Investment strategies of Lazard

In managing its Allocated Portion, Lazard invests primarily in convertible fixed income and preferred securities (including those rated below investment grade ("junk")). The strategy utilizes a relative value approach, focusing on convertible securities that are considered to have low volatility and investing primarily in small and mid cap companies. Lazard also will utilize selective strategy level and position level hedges, primarily through short selling and derivatives, seeking to minimize macro risk (equity and credit) and interest rate risk. Lazard may invest in convertible debt and preferred securities of any maturity and any quality. Convertible securities held generally are expected to have maturities between three and seven years at the time of investment, or between five and seven years if invested at issuance. Preferred securities generally are of perpetual maturities, callable at various points determined by the issuer. The portfolio management team utilizes bottom up fundamental credit, equity and quantitative analysis in conjunction with top down macroeconomic analysis to identify individual securities believed to offer compelling value versus comparable risk return.

Lazard's investment process integrates material ESG considerations into the research process for portfolio investments and portfolio holdings for which ESG data is available. ESG integration is driven by taking into account material sustainability and/or ESG risks which could impact investment returns, rather than being driven by specific ethical principles or norms. Lazard utilizes data from third-party ESG research providers to assess sustainability and/or ESG risks. ESG data and research can be inaccurate, based on limited inputs and subjective and thus presents risks. Lazard's portfolio managers may still invest in securities which present sustainability and/or ESG risks, including where the portfolio managers believe the potential compensation outweighs the risks identified.

Investment strategies of AIC

In managing its Allocated Portion, AIC seeks to deliver returns by identifying investment ideas and opportunities across and within asset classes. After evaluating these ideas, AIC decides how to implement a select number of them in investment strategies within the portfolio in light of the Fund's objectives. Strategies may involve buying a share on the market or buying a derivative with the option to buy the share at a future date. AIC believes multi-strategy investing provides it with many ways to reflect ideas more precisely than is possible in traditional funds.

AIC may make significant investments in derivatives, such as futures, options, swaps, swaptions and forwards, by taking long and synthetic short positions in markets, securities and baskets of securities. Derivatives usage may include, but is not limited to, derivatives on interest rates, inflation rates, bonds, credit, equity, financial indices, volatility, dividend payments and currencies. Derivatives may be utilized for hedging, efficient portfolio management and other investment purposes, and may be exchange-traded or traded over-the-counter.

The portfolio managers pick diverse strategies that can take views on asset classes, sectors, currencies, interest rates, inflation and volatility. The portfolio managers pick a range of strategies expected to work well together whether markets are rising or falling so that AIC's portion of the Fund can deliver growth while managing volatility.

The following three beliefs underpin AIC's investment process and portfolio construction:

•  Markets are not efficient—markets are quick to embed information but not always the correct information, potentially leading to large swings in sentiment.

•  Markets are more focused on the short term than the medium-to-long term. AIC's medium-term investment outlook is significantly longer term in nature than many market participants, allowing AIC to benefit from the resulting market inefficiencies. This provides an opportunity to find investment ideas and capture attractive risk-adjusted returns more consistently over a medium-to-long term investment period.

•  Diversification is of the same importance as idea generation. Moreover, AIC believes that a portfolio construction process that recognizes the importance of risk is essential for building a well-diversified portfolio.

AIC's portfolio managers allocate assets between investment strategies depending on how much each strategy contributes to fund risk. The fund does not seek to beat a benchmark index or peer group. Consequently, the portfolio managers can invest as much or as little as they want across asset classes and geographies. The portfolio managers and dedicated risk managers monitor how well AIC's strategies work together in diversifying risk across the Fund, resizing positions or rebalancing the portfolio as appropriate.

AIC's dedicated risk managers are solely focused on such funds and are integral to portfolio construction. They use long-term and short-term ex-ante risk models, together with hypothetical and historical scenario stress tests to provide the framework for their analysis. Critically, these models and tests alone are not sufficient validation for risk; a negative result means that the portfolio management team will not implement a position. However, even positive results from the models and tests are analysed by the on-desk risk team and portfolio managers, who use their experience to interpret the results in the context of the prevailing market.

Liquidity of underlying instruments is a key consideration in the portfolio construction process. Positions held by the Fund should be scalable and easily exited, should the need arise. AIC aims to minimize the frequency of dealing via entering/exiting positions, but may adjust position sizing as required.

The ideas proposed by investment experts across AIC's business are broadly grouped into "market strategies", "opportunistic strategies"

or "risk-reducing strategies". There are no fixed levels of exposure to these categories of strategies as the most attractive ideas will drive the category allocations at any one time.

Market strategies focus on harvesting the risk premia from traditional asset markets which AIC believes offer attractive long-term returns. Opportunistic strategies aim to profit from market mispricing that may exist due to market segmentation, central bank intervention or regulatory changes. AIC believes opportunities can be created by market panics or beliefs driven by external events. For instance, a particular market or sector may become undervalued compared to others due to overreaction to a short-term event. AIC aims to generate positive returns over the medium-term, depending on a broadly positive market environment and irrespective of the business cycle.

Risk-reducing strategies aim to generate offsetting positive returns during periods of market stress or if the AIC house view does not play out, and flat to mildly positive returns when the AIC house view does play out.

Risk-reducing strategies would be expected to perform particularly strongly in a weaker broad market environment. Such strategies would act similar to a hedging strategy that does not incur additional costs to implement.

AIC's investment process integrates material ESG considerations into the research process for all portfolio investments and portfolio holdings for which ESG data is available. ESG integration is driven by taking into account material sustainability and/or ESG risks which could impact investment returns, rather than being driven by specific ethical principles or norms. AIC utilizes data from third-party ESG research providers to assess sustainability and/or ESG risks. ESG data and research can be inaccurate, based on limited inputs and subjective and thus presents risks. AIC's portfolio managers may still invest in securities which present sustainability and/or ESG risks, including where the portfolio managers believe the potential compensation outweighs the risks identified.

New Lazard Subadvisory Agreement

Under the Lazard Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, Lazard will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended ("Investment Company Act").

Under the Lazard Subadvisory Agreement, Lazard will bear all expenses incurred by it in connection with its services to its Allocated Portion of the Fund, but Lazard will not be responsible for any expenses incurred by the Trust, the Fund, or UBS AM.

For the services provided and the expenses assumed by Lazard under the Lazard Subadvisory Agreement, UBS AM (not the Fund) will pay to Lazard a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Lazard Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months each, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval or (ii) by vote of a majority of the outstanding voting securities of the Fund.

The Lazard Subadvisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The Lazard Subadvisory

Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 5 days' written notice to the subadvisor. UBS AM also may terminate the Lazard Subadvisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to Lazard; (ii) upon material breach by Lazard of any of the representations, warranties and agreements contained in the Lazard Subadvisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS AM, Lazard becomes unable to discharge its duties and obligations under the Lazard Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Lazard Subadvisory Agreement provides that Lazard may terminate the Lazard Subadvisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Manager of Managers Exemptive Order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Lazard Subadvisory Agreement provides that Lazard shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the Lazard Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Lazard Subadvisory Agreement.

New AIC Subadvisory Agreement

Under the AIC Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by UBS AM and any written guidelines adopted by the Board or UBS AM, AIC will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act.

Under the AIC Subadvisory Agreement, AIC will bear all expenses incurred by it in connection with its services to its Allocated Portion of the Fund, but AIC will not be responsible for any expenses incurred by the Trust, the Fund, or UBS AM.

For the services provided and the expenses assumed by AIC under the AIC Subadvisory Agreement, UBS AM (not the Fund) will pay to AIC a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The AIC Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months each, provided that its continuance is approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval or (ii) by vote of a majority of the outstanding voting securities of the Fund.

The AIC Subadvisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with UBS AM. The AIC Subadvisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to the subadvisor. UBS AM also may terminate the AIC Subadvisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to AIC; (ii) upon material breach by AIC of any of the representations, warranties and agreements contained in the AIC Subadvisory Agreement; or

(iii) immediately if, in the reasonable judgment of UBS AM, AIC becomes unable to discharge its duties and obligations under the AIC Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The AIC Subadvisory Agreement provides that AIC may terminate the AIC Subadvisory Agreement, without payment of any penalty, on 120 days' written notice to UBS AM.

As described below under "Additional Information—SEC Manager of Managers Exemptive Order," UBS AM has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met. In addition, as described below under "Additional Information—SEC Non-In-Person Meeting Exemptive Order," UBS AM has received an exemptive order from the SEC enabling the Board to enter into an investment subadvisory agreement with a subadvisor or materially amend an existing subadvisory agreement with a subadvisor at a meeting that is not in person if certain conditions are met.

The AIC Subadvisory Agreement provides that AIC shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS AM in connection with the matters to which the AIC Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the AIC Subadvisory Agreement.

Trustees' considerations—Lazard

Background—At a meeting of the Board of the Trust on May 22, 2024, the members of the Board, including the Independent Trustees, considered and approved the proposed Lazard Subadvisory Agreement between UBS AM and Lazard with respect to the Fund. Management discussed with the Board its proposal related to the termination of current subadvisor(s), to reallocate the portion of the assets managed by the existing subadvisor(s) to Lazard and to appoint Lazard as a subadvisor to the Fund. In considering the approval of the Lazard Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and UBS AM. The Board recognized its familiarity with UBS AM and the investment management and subadvisory agreements for this and the other funds of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds. The Board also received a memorandum from UBS AM discussing UBS AM's reasons for recommending Lazard as a subadvisor to the Fund.

In its consideration of the approval of the Lazard Subadvisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Lazard Subadvisory Agreement—The Board's evaluation of the services to be provided by Lazard to the Fund took into account the Board's knowledge and familiarity gained as Trustees of funds in the UBS New York fund complex, including the Trust and its funds. It reviewed the purposes and investment objective of the Fund and UBS AM's overall plan to meet the Fund's stated purposes and objective. The Board considered management's reasons for recommending the appointment of Lazard as a subadvisor to the Fund, including its "due diligence" concerning Lazard and its belief that adding the Lazard strategy would provide an opportunity to increase the Fund's return potential. The Board also received materials from Lazard detailing its investment philosophy and spoke with representatives of Lazard, who discussed with the Board that investment philosophy and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Lazard Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to Lazard in light of the nature, extent and quality of the subadvisory services anticipated to be provided by Lazard. The Board noted that the proposed contractual subadvisory fee, along with the other subadvisory changes proposed by UBS AM, would result in a net increase in the annualized subadvisory fees paid by UBS AM with respect to the Fund. The Board determined that the proposed subadvisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Lazard Subadvisory Agreement.

Fund performance—The Board received and considered performance information for the strategy provided by Lazard. The Board also noted that, as Lazard would be a new subadvisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Lazard Subadvisory Agreement.

Advisor profitability—Profitability of Lazard or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the subadvisory fee was not relevant.

Other benefits to Lazard—The Board was informed by management that Lazard's relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management believed that Lazard would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Lazard could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Lazard Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Lazard Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Trustees' considerations—AIC

Background—At a special meeting of the Board of the Trust on December 13, 2024, the members of the Board, including the Independent Trustees, (i) considered and approved the termination of the Prior AIA Subadvisory Agreement (the "Termination") between UBS AM and AIA with respect to the Fund; and (ii) considered and approved the proposed AIC Subadvisory Agreement between UBS AM and AIC (together with the Termination, the "Arrangements") with respect to the Fund.

Management explained that AIA and AIC are affiliates. Management further explained that UBS AM proposed the Termination after Aviva Investors announced that it intended to wind down its U.S. operations and that Aviva Investors' North America operations, including AIA, would be consolidated under and managed by AIC expected to be effective sometime in January 2025. Management noted that following the Termination and under the terms of the AIC Subadvisory Agreement, AIC would manage AIA's allocated portion of the Fund's assets, and AIA would no longer provide any investment recommendations or any type of investment advice for the Fund.

Management explained that the changes were not expected to adversely affect the investment team responsible for providing investment advisory services to the Fund, and as such, the day-to-day management of the Fund should not be different under the AIC Subadvisory Agreement.

Management stated that the AIC Subadvisory Agreement has substantially the same terms as the Prior AIA Subadvisory Agreement, except that the contractual subadvisory fee would be lower under the

AIC Subadvisory Agreement. The Board acknowledged its familiarity with UBS AM and the investment management and subadvisory agreements for the Fund and the other portfolios of the Trust, including the comprehensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios.

In its consideration of the Arrangements, the Board considered the following factors:

Nature, extent and quality of the services—The Board's evaluation of the services to be provided by AIC to the Fund took into account the Board's knowledge and familiarity gained as board members of funds in the UBS New York fund complex, including the Trust and its portfolios. The Board considered management's reasons for recommending that AIC serve as a subadvisor to the Fund, including that there were no expected material changes with respect to the current investment team or its management of the Fund because of the Arrangements. In considering the approval of the AIC Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS AM. The Board was also able to draw on its knowledge of the current investment team members, including materials it previously received from, and the meeting it held with, representatives of AIC who discussed with the Board the investment philosophy and the backgrounds and qualifications of the investment team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided by AIC to the Fund under the AIC Subadvisory Agreement.

Subadvisory fee—The Board reviewed and considered the proposed contractual subadvisory fee to be payable by UBS AM to AIC considering the nature, extent and quality of the subadvisory services anticipated to be provided by AIC. The Board noted that, although the contractual subadvisory fee under the AIC Subadvisory Agreement was lower than the contractual subadvisory fee under the Prior AIA Subadvisory Agreement, the subadvisory fee under the AIC Subadvisory Agreement would be the same as the effective rate paid pursuant to the Prior AIA Subadvisory Agreement due to fee waivers that had been in place for some time. Representatives of management confirmed that they believed that there would be no material diminution in the services provided under the AIC Subadvisory Agreement from those provided under the Prior AIA Subadvisory Agreement. The Board determined that the proposed subadvisory fee was reasonable considering the nature, extent and quality of the services proposed to be provided by AIC to the Fund under the AIC Subadvisory Agreement.

Fund performance—The Board noted that it previously received and considered performance information provided by UBS AM, including relative performance information from independent providers of investment company data. The Board also noted that UBS AM believes that the Fund's investment team would continue to perform at the same level as it did before the effectiveness of the Arrangements. The Board accepted UBS AM's evaluation of the performance of the Fund.

Advisor profitability—Profitability of AIC or its affiliates or UBS AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the subadvisory fee would be paid by UBS AM out of the management fee paid to it by the Fund, and not by the Fund. As noted above, the Board observed that the subadvisory fee paid by UBS AM to AIC would be the same effective rate as the fee that was paid by UBS AM under the Prior AIA Subadvisory Agreement considering fee waivers in place with respect to the Prior AIA Subadvisory Agreement.

Economies of scale—The Board noted that, as the subadvisory fee for the Fund would be paid by UBS AM, not by the Fund, consideration of economies of scale with respect specifically to the subadvisory fee was not relevant.

Other benefits to AIC—The Board was informed by management that AIC's relationship with the Fund would be limited to its provision of subadvisory services to the Fund and that therefore management believed that AIC would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which also could potentially benefit the Fund). The Board recognized that AIC could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as a subadvisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having a subadvisor with an established and well-regarded reputation.

In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the Arrangements with respect to the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Arrangements. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC Manager of Managers Exemptive Order

In October 2012, UBS AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS AM, so long as certain conditions are satisfied, to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment subadvisory agreement that has been entered into within 90 days of the effectiveness of the investment subadvisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

SEC Non-In-Person Meeting Exemptive Order

In August 2023, UBS AM and the Trust received an exemptive order ("Non-In-Person Meeting Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Non-In-Person Meeting Order permits the Board, so long as certain conditions are satisfied, to approve new subadvisory agreements and material amendments to existing subadvisory agreements without complying with the in-person meeting requirement of Section 15(c) of the 1940 Act. The Non-In-Person Order generally requires that Board members are able to participate in the non-in-person meeting using a means of communication that allows Board members to hear each other simultaneously at the meeting, that the materials provided to the Board for the non-in-person meeting include the same information the Board would have received if a subadvisor change were sought at an in-person meeting and that Board members are given the opportunity to object to considering a subadvisor change at a non-in-person meeting.

Additional information about UBS AM, UBS AM (US) and UBS Group AG

UBS AM, a Delaware limited liability company, is the manager and administrator of the Fund. UBS AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS AM's and UBS AM (US)'s principal business offices are located at One North Wacker Drive, Chicago, Illinois 60606, and at 787 Seventh Avenue, New York, New York 10019. UBS AM and UBS AM (US) are indirect subsidiaries of UBS Group AG. UBS AM is an investment adviser registered with the SEC and a member of the UBS Asset Management Division, which had approximately $1.8 trillion in assets under management worldwide as of September 30, 2024. UBS Group AG is an internationally diversified organization with headquarters in Zurich, Switzerland with operations in many areas of the financial services industry. As of September 30, 2024, UBS AM had approximately $532 billion in assets under management.

Additional information about Lazard

Lazard's principal address is 30 Rockefeller Plaza, New York, NY 10112. As of September 30, 2024, Lazard had approximately
$205.5 billion in assets under management. Sean Reynolds and

Frank Bianco are the portfolio managers primarily responsible for the day-to-day management of Lazard's Allocated Portion of the Fund.

The principal executive officers of Lazard, as of the date of this document, are set forth below:

Name and address	Position with Lazard*
Evan Russo 30 Rockefeller Plaza New York, NY 10112	Chief Executive Officer
Nathan Paul 30 Rockefeller Plaza New York, NY 10112	Chief Operating Officer
Arnaud Brillois 30 Rockefeller Plaza New York, NY 10112	Global Head of Fixed Income and Chair of the Fixed Income Management Group
Jeremy Taylor 50 Stratton Street London W1J 8LL, United Kingdom	Chief Executive Officer, Lazard Asset Management Limited, co-Head of European Distribution and co-Chair of the Sales & Marketing Management Group
Steve Wreford 30 Rockefeller Plaza New York, NY 10112	Portfolio Manager / Analyst and member of the Fundamental Equity Management Group

Name and address	Position with Lazard*
Jennifer Ryan 30 Rockefeller Plaza New York, NY 10112	Head of North American Distribution and co-Chair of the Sales & Marketing Management Group
Sophie De Nadaillac 175 Boulevard Haussmann 75008 Paris, France	Deputy CEO of Lazard Frères Gestion and co-Head of European Distribution

*  None of the principal executive officers above have principal employment other than their positions with Lazard and its affiliates.

Below is information concerning other US registered investment companies with an investment objective similar to that of Lazard's Allocated Portion of PACE Alternative Strategies Investments, for which Lazard acts as the advisor or subadvisor:

Fund	Assets under management (as of September 30, 2024)	Contractual fee rate (as a percentage of average daily net assets) (including breakpoints, if any)
Lazard Enhanced Opportunities Portfolio	$40.4 million	0.95%
Comparable Fund 1	$119.4 million	0.80% on the first $100 million 0.75% on the balance
Comparable Fund 2	$54.0 million	1.00% on the first $125 million 0.90% on the next $125 million 0.80% on the balance

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Lazard and did not pay any fees to Lazard or its affiliates for services provided to the Fund.

Additional information about AIC

AIC's principal address is 100 King Street West, Floor 49, Toronto, Ontario M5X 2A2. As of September 30, 2024, AIC had approximately $319.9 billion in assets under management. Peter Fitzgerald and Ian Pizer are primarily responsible for the day-to-day management of AIC's Allocated Portion of the Fund.

The principal executive officers of AIC, as of the date of this document, are set forth below:

Name and address	Position with AIC*
Tyler McGraw 100 King Street West Suite 4900 Toronto, Ontario M5X 2A2	President, Managing Director
Oleander Li 100 King Street West Suite 4900 Toronto, Ontario M5X 2A2	Chief Compliance Officer
Ian Pearce 80 Fenchurch Street London, United Kingdom EC3M 4AE	Chief Financial Officer of Aviva (UK)

*  None of the principal executive officers above have principal employment other than their positions with AIC and its affiliates.

AIC does not advise or subadvise any other US registered investment companies with an investment objective similar to that of AIC's Allocated Portion of the Fund.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of AIC, and other than subadvisory fees paid to AIA prior to the transition, the Fund did not pay any fees to AIC or its affiliates for services provided to the Fund.

Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

*****

If you have any questions, please contact your investment professional.

February 14, 2025
787 Seventh Avenue
New York, NY 10019

© UBS 2025. All rights reserved.
UBS Asset Management (Americas) LLC is a subsidiary of UBS Group AG.
www.ubs.com/am-us

PACE® Select Advisors Trust

PACE® Alternative Strategies Investments

PACE Select | Information Statement—Notice

787 Seventh Avenue
New York, New York 10019

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

February 14, 2025

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Alternative Strategies Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Asset Management (Americas) LLC ("UBS AM"), the manager of the Fund, selects subadvisors for the Fund subject to approval of the Board of Trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS AM of the Fund's subadvisors.

First, we are pleased to inform you that, at the recommendation of UBS AM, the Board has appointed Lazard Asset Management LLC ("Lazard"), to serve as a new subadvisor to the Fund. Lazard assumed investment advisory responsibility with respect to a separate portion of the Fund's portfolio on November 29, 2024. In addition, at the recommendation of UBS AM, the Board has terminated DLD Asset Management as subadvisor to the Fund effective as of the close of business on November 29, 2024.

Second, we are pleased to inform you that, at the recommendation of UBS AM, the Board has approved a new subadvisory agreement with Aviva Investors Canada Inc. ("AIC") and terminated Aviva Investors Americas LLC ("AIA") as subadvisor to the Fund, effective as of January 24, 2025. AIA had been a subadvisor to the Fund since May 9, 2016. AIA is a wholly-owned, direct subsidiary of Aviva Investors North America Holdings, Inc., which is a wholly-owned subsidiary of Aviva Investors Holdings Ltd. ("Aviva Investors"), which in turn is a subsidiary of Aviva plc. AIA used "associated persons" employed by an affiliate of AIA, Aviva Investors Global Services Limited ("Aviva (UK)"), in its provision of investment advisory services to the Fund under a "participating affiliate" arrangement. Aviva Investors' North American operations, including those carried out by AIA, are now being managed by AIC, an affiliate of AIA, as of January 24, 2025. AIC assumed investment advisory responsibility with respect to a separate portion of the Fund's portfolio effective on January 24, 2025. The terms of the new subadvisory agreement with AIC (the "AIC Subadvisory Agreement") are substantially similar to those of the prior subadvisory agreement with AIA (the "Prior AIA Subadvisory Agreement"), except that the contractual subadvisory fee would be lower under the AIC Subadvisory Agreement; however, due to separate fee waiver arrangements that had been in place for some time, the actual effective fee rates under both agreements would be the same. AIC continues to use the same associated persons of Aviva (UK) in its provision of investment advisory services to the Fund under a "participating affiliate" arrangement as was used by AIA. The AIC Subadvisory Agreement has not resulted in any material changes to the management of the relevant portion of the Fund's assets, including to the relevant investment strategies or portfolio management team.

Allspring Global Investments, LLC, PCJ Investment Counsel Ltd., Kettle Hill Capital Management, LLC, Magnetar Asset Management LLC, Electron Capital Partners, LLC, and Fulcrum Asset Management, LLP also currently serve as subadvisors to the Fund, and are responsible for managing a separate portion of the Fund's assets (each separate portion, an "Allocated Portion"). UBS AM currently directly manages an Allocated Portion of the Fund and is responsible for managing such Allocated Portion. Each subadvisor manages a portion of the Fund's portfolio as allocated by UBS AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectuses. The relative value of each subadvisor's share of the Fund's assets may change over time.

Additional information about UBS AM, Lazard, AIC, the subadvisory agreement between UBS AM and Lazard and the AIC Subadvisory Agreement (each, a "Subadvisory Agreement"), and the Board's approval of each Subadvisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS AM and the Trust from the US Securities and Exchange Commission, the appointments of Lazard and AIC and the approval of each Subadvisory Agreement on the Fund's behalf do not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about February 24, 2025 to the Fund's shareholders of record as of February 10, 2025. The full Information Statement will be available for printing on the Fund's website at https://www.ubs.com/us/en/assetmanagement/funds/products/ii-pace.html until at least June 4, 2025. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.